Exhibit 99.1

Main Street Announces Third Quarter 2020 Results

Third Quarter 2020 Net Investment Income of $0.46 Per Share

Third Quarter 2020 Distributable Net Investment Income of $0.50 Per Share

Net Asset Value of $21.52 Per Share

HOUSTON, Nov. 5, 2020 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the third quarter of 2020.

Third Quarter 2020 Highlights

  Net investment income of $30.5 million (or $0.46 per share)
  Distributable net investment income(1) of $33.0 million (or $0.50 per share)
  Total investment income of $52.0 million
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.4% on an annualized basis for the quarter and 1.3% for the trailing twelve-month ("TTM") period ended September 30, 2020
  Net increase in net assets resulting from operations of $78.2 million (or $1.18 per share)
  Net asset value of $21.52 per share at September 30, 2020, representing an increase of $0.67 per share, or 3.2%, compared to $20.85 per share at June 30, 2020
  Declared regular monthly dividends totaling $0.615 per share for the fourth quarter of 2020, or $0.205 per share for each of October, November, and December 2020, equal to the regular monthly dividends paid for the fourth quarter of 2019 and the third quarter of 2020
  Completed $46.1 million in total lower middle market ("LMM") portfolio investments, including investments totaling $26.0 million in a new LMM portfolio company, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $32.0 million in total LMM portfolio investments
  Net increase of $69.4 million in private loan portfolio investments
  Net decrease of $2.4 million in middle market portfolio investments
  Further diversified capital structure by issuing an additional $125.0 million of 5.20% Notes due 2024 ("5.20% Notes") at a premium to par of approximately 102.67%, resulting in a yield-to-maturity of approximately 4.42%

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "While we continue to prioritize the health and well-being of our employees and the employees of our portfolio companies during the COVID-19 pandemic and proactively work through the ongoing impacts of the pandemic on our investment portfolio, we are pleased to have continued our success with both our lower middle market and private loan investment activities during the third quarter with the two portfolios combining for over $125 million in new investments. We believe that our conservative capital structure and significant liquidity position will allow us to continue to manage through the current challenges caused by the pandemic and to successfully execute on our pipeline of attractive lower middle market and private loan investment opportunities."

Mr. Hyzak added, "We are also very pleased with our recent announcement of the completion of the transaction under which we became the sole investment adviser to HMS Income Fund, which is now known as MSC Income Fund. We are excited about positioning the fund for the future, while also continuing to execute our overall strategy to grow our asset management business within our internally managed BDC structure and continuing to provide this unique benefit to our Main Street stakeholders."

Third Quarter 2020 Operating Results

The following table provides a summary of our operating results for the third quarter of 2020:

	Three Months Ended September 30,
	2020	2019	Change ($)	Change (%)
Interest income	$ 42,138	$ 46,192	$ (4,054)	(9%)
Dividend income	8,106	12,492	(4,386)	(35%)
Fee income	1,710	1,384	326	24%
Total investment income	$ 51,954	$ 60,068	$ (8,114)	(14%)

Net investment income	$ 30,462	$ 39,012	$ (8,550)	(22%)
Net investment income per share	$0.46	$0.62	$(0.16)	(26%)

Distributable net investment income (1)	$ 33,023	$ 41,584	$ (8,561)	(21%)
Distributable net investment income per share (1)	$0.50	$0.66	$(0.16)	(24%)

Net increase (decrease) in net assets resulting from operations	$ 78,195	$ 33,902	$ 44,293	131%
Net increase (decrease) in net assets resulting from operations per share	$1.18	$0.54	$0.64	119%

The $8.1 million decrease in total investment income in the third quarter of 2020 from the comparable period of the prior year was principally attributable to (i) a $4.4 million decrease in dividend income from investment portfolio equity investments, primarily resulting from the negative impacts of the COVID-19 pandemic on certain of our portfolio companies' operating results, financial condition and liquidity and (ii) a $4.1 million decrease in interest income, which was primarily due to lower floating interest rates on investment portfolio debt investments, based upon the decline in the London Interbank Offered Rate ("LIBOR"). The $8.1 million decrease in total investment income in the third quarter of 2020 also includes the impact of a $1.3 million decrease related to accelerated prepayment, repricing and other income activity considered less consistent or non-recurring when compared to the same period in 2019.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $18.9 million in the third quarter of 2020 from $18.5 million for the corresponding period of 2019. This increase in cash operating expenses was principally attributable to (i) a $0.7 million increase in compensation expense and (ii) a $0.4 million increase in general and administrative expense, partially offset by (i) a $0.4 million decrease in interest expense and (ii) a $0.2 million increase in expenses allocated to the external investment manager. The increase in compensation expense is primarily related to a $0.4 million increase as a result of the change in the fair value of our deferred compensation plan assets. Our Operating Expenses to Assets Ratio was 1.4% in the third quarter of 2020, compared to 1.2% for the third quarter of 2019, both on an annualized basis.

The $8.6 million decrease in both net investment income and distributable net investment income, which is net investment income before non-cash, share-based compensation expense, in the third quarter of 2020 were both principally attributable to the decrease in total investment income and higher operating expenses, both as discussed above.

Net investment income and distributable net investment income on a per share basis for the third quarter of 2020 both include the impact of a greater number of average shares outstanding compared to the corresponding period in 2019 primarily due to (i) shares issued through our at-the-market, or ATM, program, (ii) shares issued pursuant to our equity incentive plans and (iii) shares issued pursuant to our dividend reinvestment plan. The decrease in both net investment income and distributable net investment income on a per share basis includes (i) a decrease of $0.02 per share due to the decrease in investment income from accelerated prepayment, repricing and other income activity considered non-recurring during the third quarter of 2020 and (ii) a decrease of $0.01 per share due to the change in the fair value of our deferred compensation plan assets during the third quarter of 2020, both as discussed above.

The $78.2 million net increase in net assets resulting from operations in the third quarter of 2020 represents a $44.3 million improvement from the third quarter of 2019. This was primarily the result of (i) a $66.0 million improvement in net unrealized appreciation (depreciation) from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), partially offset by (i) an $8.6 million decrease in net investment income as discussed above, (ii) an $8.0 million increase in net realized loss from investments and (iii) a $5.5 million increase in income tax provision. The $13.9 million net realized loss from investments for the third quarter of 2020 was primarily the result of (i) a $12.6 million realized loss from the full exit of three middle market investments and (ii) a $4.7 million realized loss from the restructure of one middle market investment, partially offset by a $4.0 million realized gain resulting from the partial exit of one LMM investment.

The following table provides a summary of the total net unrealized appreciation of $63.1 million for the third quarter of 2020:

	Three Months Ended September 30, 2020
		Middle	Private
	LMM(a)	Market	Loan	Other		Total

	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains / income) losses recognized during the current period	$(5.1)	$18.8	$0.7	$0.0		$14.4
Net unrealized appreciation relating to portfolio investments	13.9	13.0	16.9	4.9	(b)	48.7
Total net unrealized appreciation relating to portfolio investments	$8.8	$31.8	$17.6	$4.9		$63.1

(a)	LMM includes unrealized appreciation on 28 LMM portfolio investments and unrealized depreciation on 17 LMM portfolio investments.
(b)

Other includes (i) $2.5 million of net unrealized appreciation relating to the other portfolio, (ii) $2.0 million of unrealized appreciation relating to the External Investment Manager, as defined below, and (iii) $0.4 million of unrealized appreciation relating to our deferred compensation plan assets.

Liquidity and Capital Resources

As of September 30, 2020, we had $27.1 million in cash and cash equivalents, $487.0 million of unused capacity under our revolving credit facility ("Credit Facility"), which we maintain to support our investment and operating activities, and $45.2 million of remaining Small Business Investment Company ("SBIC") debenture capacity.

Several details regarding our capital structure as of September 30, 2020 are as follows:

  Our Credit Facility included $740.0 million in total commitments from a diversified group of 18 participating lenders, plus an accordion feature that allows us to increase the total commitments under the facility to up to $800.0 million.
  $253.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 2.0% based on LIBOR effective for the contractual reset date of October 1, 2020.
  $304.8 million of outstanding SBIC debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.4% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs in the first quarter of 2021, and the weighted-average remaining duration was approximately 5.5 years.
  $450.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the "5.20% Notes"). The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,423.2 million, or $21.52 per share.

During November 2020, we expanded the total commitments under the Credit Facility from $740.0 million to $780.0 million. The $40.0 million net increase in total commitments was the result of the addition of a new lender relationship, which further diversifies our lending group under the Credit Facility to a total of nineteen participants.

Investment Portfolio Information as of September 30, 2020 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of September 30, 2020:

	As of September 30, 2020
	LMM(a)	Middle Market	Private Loan

	(dollars in millions)
Number of portfolio companies	70	42	68
Fair value	$1,228.1	$441.3	$743.7
Cost	$1,063.6	$515.5	$823.0
% of portfolio at cost - debt	66.2%	94.4%	93.8%
% of portfolio at cost - equity	33.8%	5.6%	6.2%
% of debt investments at cost secured by first priority lien	97.1%	92.3%	95.8%
Weighted-average annual effective yield (b)	11.6%	7.9%	8.6%
Average EBITDA (c)	$5.0	$110.5	$54.2

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 41%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including two LMM portfolio companies, one middle market portfolio company and four private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 159% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.7 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.7 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.8 to 1.0 and 2.6 to 1.0, respectively.(2) (3)

As of September 30, 2020, we had other portfolio investments in twelve companies, collectively totaling $100.5 million in fair value and $126.2 million in cost basis, which comprised approximately 3.9% of our investment portfolio at fair value.

As of September 30, 2020, there was no cost basis in our investment in the External Investment Manager (as defined below), and this investment had a fair value of $71.1 million, which comprised approximately 2.8% of our investment portfolio at fair value.

As of September 30, 2020, we had twelve investments on non-accrual status, which comprised approximately 2.6% of the total investment portfolio at fair value and approximately 7.1% at cost. Our total portfolio investments at fair value were approximately 102% of the related cost basis as of September 30, 2020.

External Investment Manager

MSC Adviser I, LLC is a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"). Through the end of the third quarter of 2020, the External Investment Manager maintained an investment sub-advisory relationship with HMS Income Fund, Inc. ("HMS Income"), and earned management fees for the services provided to HMS Income. During the third quarter of 2020, the External Investment Manager earned $2.3 million of management fee income from this relationship, and HMS Income ended the third quarter of 2020 with total assets of approximately $951.3 million. The relationship with HMS Income benefited our net investment income by $2.2 million in the third quarter of 2020 through a $1.9 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $0.3 million of dividend income we received from the External Investment Manager.

After successfully receiving the required approval of HMS Income's stockholders, effective October 30, 2020, we, through the External Investment Manager, became the sole investment adviser and administrator to HMS Income, and HMS Income changed its name to MSC Income Fund, Inc. The new advisory agreement includes a 1.75% management fee (reduced from 2.00%) and the same incentive fee calculations as under the prior advisory agreement, with the External Investment Manager receiving 100% of such fee income (increased from 50% previously).

Third Quarter 2020 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, November 6, 2020 at 10:00 a.m. Eastern Time to discuss the third quarter 2020 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, November 13, 2020 and may be accessed by dialing 201-612-7415 and using the passcode 13706730#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Third Quarter 2020 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC ("MSC Adviser"), also maintains an asset management business through which it manages approximately $950 million of investments for third parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward–looking and provide other than historical information, including but not limited to our and our portfolio companies' ability to successfully navigate the current economic environment and the effects of the COVID-19 pandemic, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward–looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street's portfolio companies operate; the potential impacts of the COVID-19 pandemic on the business and operations, liquidity and access to capital of Main Street and its portfolio companies, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street's operations or the operations of its portfolio companies; the operating and financial performance of Main Street's portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in Main Street's filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION Consolidated Statements of Operations (dollars in thousands, except shares and per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$18,558	$23,173	$57,357	$70,480
Affiliate investments	8,255	8,009	23,626	25,426
Non–Control/Non–Affiliate investments	25,141	28,886	79,126	86,818
Total investment income	51,954	60,068	160,109	182,724
EXPENSES:
Interest	(12,489)	(12,893)	(36,827)	(37,138)
Compensation	(4,980)	(4,322)	(12,280)	(15,907)
General and administrative	(3,354)	(2,920)	(9,827)	(9,282)
Share–based compensation	(2,561)	(2,572)	(8,215)	(7,279)
Expenses allocated to the External Investment Manager	1,892	1,651	5,340	5,001
Total expenses	(21,492)	(21,056)	(61,809)	(64,605)
NET INVESTMENT INCOME	30,462	39,012	98,300	118,119
NET REALIZED GAIN (LOSS):
Control investments	4,041	5,869	(15,825)	4,926
Affiliate investments	(172)	1,850	(407)	(602)
Non–Control/Non–Affiliate investments	(17,743)	(13,595)	(28,091)	(18,487)
Realized loss on extinguishment of debt	—	—	(534)	(5,689)
Total net realized loss	(13,874)	(5,876)	(44,857)	(19,852)
NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	7,139	(8,797)	(35,096)	6,286
Affiliate investments	2,406	1,323	(26,883)	3,131
Non–Control/Non–Affiliate investments	53,569	4,547	(56,051)	3,737
SBIC debentures	—	(319)	460	4,625
Total net unrealized appreciation (depreciation)	63,114	(3,246)	(117,570)	17,779
INCOME TAXES:
Federal and state income, excise and other taxes	(1,165)	(1,079)	(1,420)	(2,745)
Deferred taxes	(342)	5,091	15,673	254
Income tax benefit (provision)	(1,507)	4,012	14,253	(2,491)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$78,195	$33,902	$(49,874)	$113,555
NET INVESTMENT INCOME PER SHARE—BASIC AND DILUTED	$0.46	$0.62	$1.50	$1.88
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE—BASIC AND DILUTED	$1.18	$0.54	$(0.76)	$1.81
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	66,110,555	63,297,943	65,319,784	62,686,139

MAIN STREET CAPITAL CORPORATION Consolidated Balance Sheets (dollars in thousands, except per share amounts)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Investments at fair value:
Control investments	$1,020,713	$1,032,721
Affiliate investments	348,030	330,287
Non–Control/Non–Affiliate investments	1,215,902	1,239,316
Total investments	2,584,645	2,602,324
Cash and cash equivalents	27,121	55,246
Interest receivable and other assets	42,758	50,458
Deferred financing costs, net	2,944	3,521
Total assets	$2,657,468	$2,711,549
LIABILITIES
Credit facility	$253,000	$300,000
SBIC debentures (par: $304,800 ($40,000 due within one year) and $311,800 as of September 30, 2020 and December 31, 2019, respectively)	298,835	306,188
5.20% Notes due 2024 (par: $450,000 and $325,000 as of September 30, 2020 and December 31, 2019, respectively)	451,953	324,595
4.50% Notes due 2022 (par: $185,000 as of both September 30, 2020 and December 31, 2019)	183,685	183,229
Accounts payable and other liabilities	19,136	24,532
Interest payable	13,392	7,292
Dividend payable	13,554	13,174
Deferred tax liability, net	731	16,149
Total liabilities	1,234,286	1,175,159

NET ASSETS
Common stock	661	643
Additional paid–in capital	1,569,642	1,512,435
Total undistributed (overdistributed) earnings	(147,121)	23,312
Total net assets	1,423,182	1,536,390
Total liabilities and net assets	$2,657,468	$2,711,549
NET ASSET VALUE PER SHARE	$21.52	$23.91

MAIN STREET CAPITAL CORPORATION Reconciliation of Distributable Net Investment Income (dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net investment income	$30,462	$39,012	$98,300	$118,119
Share-based compensation expense	2,561	2,572	8,215	7,279
Distributable net investment income (1)	$33,023	$41,584	$106,515	$125,398

Per share amounts:
Net investment income per share -
Basic and diluted	$0.46	$0.62	$1.50	$1.88
Distributable net investment income per share -
Basic and diluted (1)	$0.50	$0.66	$1.63	$2.00

MAIN STREET CAPITAL CORPORATION
Endnotes

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

(3)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.